Exhibit 10.3

SETTLEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AND MUTUAL RELEASE, dated June 15, 2017, is between Martin Fischer (“Fischer”) and Carolco Pictures, Inc. (“Carolco”), and is hereby attached to and made part of the Purchase and Sale Agreement (the “Agreement”) between Carolco Pictures, Inc., a Florida corporation (“Carolco”), and Metropolitan Sound + Vision LLC, a South Carolina corporation (“Metro”), dated June 15, 2017.

WHEREAS, Carolco and Metro have executed the Agreement regarding the Purchase and Sale of S & G Holdings, Inc. d/b/a High Five Entertainment (“the Company” and “High Five”), a Tennessee corporation,

WHEREAS, Carolco and Metro hereby agree that the settlement of all outstanding issues which may exist, derive or arise between and among the Company’s former president and current stockholder Martin Fischer and Carolco is in the best interests of Carolco, Metro, the Company and Fischer,

WHEREAS, Carolco and Fischer hereby agree to amicably settle all outstanding employment, financial and legal issues which may exist, derive or arise from Fischer’s time as President of the Company,

WHEREAS, Carolco, the Company and Fischer entered into an Employment Agreement on December 24, 2013 and Carolco terminated that Employment Agreement on April 21, 2017, the parties hereby agree that all terms of the Employment Agreement were met and performed satisfactorily by each of Carolco, the Company and Fischer, and that no party has any cause of action against any other party for any issue arising from the Employment Agreement or any party’s performance thereunder at any time before, during or after the period of time which the Employment Agreement was in force, and that the parties hereby individually and collectively hereby waive any rights to any actions at law against any other party for any reason,

WHEREAS, Fischer warrants and represents that the Company has no outstanding debts, liabilities, obligations, liens or other encumbrances beyond those specified in the Agreement,

WHEREAS, Fischer hereby releases Carolco and the Company from any obligation to pay him any purportedly unpaid salary, commissions and/or benefits of any kind, whatsoever,

WHEREAS, for good and valuable consideration Fischer will sign over the ownership of his common stock, representing a 10% stake in the Company, to Carolco upon execution of this Exhibit,

WHEREAS, Fischer agrees to (a) assist Metro in the accounting, inventorying, storage and shipping of the Company’s assets to Metro, and (b) assist Carolco in its preparation and completion of any of the Company’s unfiled Tax Returns,

NOW, THEREFORE, Carolco and Fischer hereby agree that all issues between them are now settled, with neither party obliged to the other for anything other than that which is specified herein; and that Carolco hereby issues a binding, unconditional and irrevocable blanket Waiver and Release (a) to Martin Fischer personally, (b) to the Company and to the Company’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, and (c) to Metro and to Metro’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators, such Waiver and Release shall remain in force in perpetuity and shall cover but not be limited to:

FINAL

1. Any claims of any kind whatsoever by the Company, Brick Top and Carolco and their successors and assigns other than specific contractual claims between the signatory parties to the Purchase and Sale Agreement, which must be resolved per the terms specified in 7.13 of the Agreement, provided, however that if any of Fischer’s attestations regarding any outstanding debts, liabilities, obligations, liens or other encumbrances beyond those specified in the Agreement are shown to be incomplete, false or incorrect and directly result in Metro seeking in writing to collect any sums of money from Brick Top, Carolco and/or their successors and assigns based upon such attestations, Brick Top, Carolco and/or their successors and assigns may seek a judgment from Fischer in the amount Metro seeks to collect from them.

2. Any claims of any kind whatsoever by any of the Company’s, Brick Top’s and Carolco’s former and current officers, stockholders, partners, employees, designees, contractors, vendors, creditors and other associates or collaborators or their successors or assigns, and

IN WITNESS WHEREOF, Carolco and Fischer hereto have caused this Waiver and Release to be executed as of the date first written above by its duly authorized officer:

For CAROLCO PICTURES, INC:

/s/ Alexander Bafer
Alexander Bafer
Chairman Of The Board/CEO
Carolco Pictures, Inc.

For MARTIN FISCHER:

/s/ Martin Fischer
Martin Fischer

FINAL